  Exhibit 99.1

Denver, Colorado

NEW AGE BEVERAGES CORPORATION ANNOUNCES
4th QUARTER REVENUE GROWTH OF 24% AND AN INCREASE
IN PRO-FORMA REVENUE TO NEAR $300 MILLION
DENVER, COLORADO, March 29, 2019 – NEW AGE BEVERAGES CORPORATION (NASDAQ: NBEV), the Colorado and Utah-based organic and natural beverage company intending to become the world’s leading healthy beverages and lifestyles company, today announced financial results for the fourth quarter and full year ended December 31, 2018.

KEY HIGHLIGHTS:
-
Balance sheet significantly strengthened with >$280 million in assets, increased cash to >$42 million and a current ratio of nearly 2 to 1
-
Organic topline growth of the core brands Búcha (>25%), Marley (>50%), Xing (>20%), position the brands well for further growth as distribution expands nationally
-
Reverse triangular merger with Morinda creates a Company with near $300 million in proforma revenue and an infrastructure across more than 60 countries globally

Brent Willis, Chief Executive Officer of New Age mentioned, “2018 was an extremely challenging as we spent almost the entire year recovering from inventory shortfalls due to working capital constraints. Those impacts completely distorted the underlying strength of the firm. Exiting the year however those issues are firmly behind us and we are a completely different company. We now have infrastructure, capabilities, and the human and financial resources across 60 countries to leverage our brands, intellectual property, and innovation to capture the full potential of what we believe are unparalleled opportunities worldwide.”

2018 FINANCIAL RESULTS

For the twelve-month period ended December 31, 2018, gross revenues reached $59.1 million versus $56.6 million in the prior year. Net revenues less discounts, returns and billbacks reached $52.2 million versus $52.2 million in the prior year. The working capital shortfall that prohibited the Company’s ability to meet demand during the majority of the year, which we believe negatively impacted revenue between $12 million and $14 million.

Gross profit for the year was 18% of net sales versus 24% in the prior year, also reflective of the significant impact of the working capital limitations on production and shipping and charges from major distributors resulting from inventory shortfalls.

Total operating expenses for the year were $28.7 million compared to $18.7 million in the prior year, due primarily to higher non-cash expenses of $5.3 million from stock option and stock expense and increased amortization of intangible assets associated with the five acquisitions over the past two plus years. EBITDA on an adjusted basis for the twelve-month period ended December 31, 2018 was ($10.9 million), primarily as a result of the impact on revenue from the inventory shortfall.

Denver, Colorado

For the three-month period ended December 31, 2018 gross revenues reached $15.8 million vs. $12.4 million in the prior year. Net revenues increased 24% to $14.0 million versus $11.2 million in the fourth quarter of the prior year.

Gross profit was 23% of net sales in both the current quarter and prior year. Gross profit moderately recovered in the last month of the year, as inventory was able to be replenished with customers following the recapitalization of the company. Adjusted EBITDA was $(4.5 million) for the quarter because of inventory impacts and the increased costs associated with the Morinda acquisition in December.

Greg Gould, Chief Financial Officer commented, “Small cap companies rarely have as strong a balance sheet and clean capital structure as we do today. New Age has a >$42 million cash balance, >$280 million in assets with di minimis debt, and net revenues approaching $300 million. This scale and financial flexibility position the company to take advantage of the opportunities in front of us unlike ever before in our history. New Age expects to generate more than $320 million in net revenue and greater than $15 million in EBITDA in 2019, as we expand to national distribution on our brands in the US, and take advantage of a number of global growth opportunities that we can now execute through the newly acquired global footprint.”

About New Age Beverages Corporation (NASDAQ: NBEV)
New Age Beverages Corporation is a Colorado and Utah-based healthy beverage company dedicated to inspiring and educating consumers to “Live Healthy.” The Company is the only one-stop-shop of healthy beverages and the only omni-channel distributed company with access to traditional retail, e-commerce, direct-to-consumer, and medical channels across 60 countries worldwide. New Age markets a portfolio of better-for-you products including the brands Tahitian Noni, TeMana, Búcha Live Kombucha, Xing, Coco-Libre, Marley, and others.

The Company operates the websites www.newagebev.com, www.morinda.com, www.newagehealth.com, www.mybucha.com, www.xingtea.com, www.drinkmarley.com, and  www.cocolibre.com.

New Age has exclusively partnered with the world's 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

Denver, Colorado

Safe Harbor Disclosure
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company including statements regarding New Age Beverage’s expectation to see continued growth, and generate more than $320 million in net revenue and $15 million in EBITDA. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. New Age Beverages competes in a rapidly growing and transforming industry, and other factors disclosed in the Company's filings with the Securities and Exchange Commission might affect the Company’s operations. Unless required by applicable law, NBEV undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about New Age Beverages Corporation please contact:

Media:
Desiree Rosa
MULTIPLY
Tel: 202-292-4566
NewAgeBev@wearemultip.ly

Investor Relations Counsel:
Cody Slach, Liolios Group, Inc.
Tel 949-574-3860
NBEV@Liolios.com

 New Age Beverages Corporation:
Greg Gould
Chief Financial and Administrative Officer
Tel 303-289-8655
GGould@NewAgeBev.com

Denver, Colorado

NEW AGE BEVERAGES CORPORATION
Statements of Operating Loss
(In thousands, except per share amounts)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net revenue	$13,996	$11,246	$52,160	$52,188
Cost of goods sold	10,776	8,618	42,865	39,788

Gross profit	3,220	2,628	9,295	12,400

Operating expenses:
Commissions	1,752	328	2,781	1,456
Selling, general and administrative
Primary selling, general and administrative	5,947	4,555	17,296	13,656
Non-cash stock-based compensation	1,146	1,731	2,533	1,731
Business combination expenses:
Financial advisor and other transaction costs	3,189	-	3,189	232
Change in fair value of earnout obligations	-	-	100	-
Depreciation and amortization expense	1,315	888	2,769	1,606

Total operating expenses	13,349	7,502	28,668	18,681

Operating loss	$(10,129)	$(4,874)	$(19,373)	$(6,281)

Adjusted EBITDA:
Operating loss	$(10,129)	$(4,874)	$(19,373)	$(6,281)
Plus:
Non-cash stock-based compensation	1,146	1,731	2,533	1,731
Financial advisor and other transaction costs	3,189	-	3,189	232
Depreciation and amortization expense	1,315	888	2,769	1,606

Adjusted EBITDA	$(4,479)	$(2,255)	$(10,882)	$(2,712)